Exhibit 23.2

Consent of Independent Auditors

We consent to the reference of our firm under the caption “Experts” and to the use of our report dated February 13, 2017, with respect to the consolidated financial statements of Lehigh Valley Associates and Subsidiary included in the Annual Report (Form 10-K) of Pennsylvania Real Estate Investment Trust for the year ended December 31, 2016 incorporated by reference in this Registration Statement (Form S-3) and related Prospectus of Pennsylvania Real Estate Investment Trust for the registration of 1,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Indianapolis, Indiana

December 20, 2019